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                        AGREEMENT REGARDING JOINT FILING
                          OF STATEMENT ON SCHEDULE 13D

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of InterDent, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated:  As of January 10, 2000

                                            GREEN EQUITY INVESTORS III, L.P.

                                            By:  GEI Capital III, L.L.C.
                                                 its general partner

                                                 By: _________________________
                                                     Name:  John Danhakl
                                                     Title: Manager


                                            ID RECAP, INC.



                                            By:  _________________________
                                                 Name: John Danhakl
                                                 Title: President



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